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                                    EMERALD FUNDS

                              REVISED AMENDMENT NO. 2 TO
                                 CODE OF REGULATIONS
                             ADOPTED ON DECEMBER 6, 1996

                                                          EXHIBIT (2)(d)

          The last sentence of Article I, Section 1.1 of the Code of Regulations is revised as follows:

          A Trustee's term shall cease on the last day of the fiscal year of the Trust in which he or she attains the age of 73 years; provided that any person who is a Trustee on May 4, 1995, who is then 73 years of age or more may continue to serve as Trustee for a period of two years from said date.